SECURITIES AND EXCHANGE COMMISSION
Washington D.C.  20549

SCHEDULE 13G


Under the Securities Exchange Act of 1934


PNV, INC.
(Name of Issuer)


Common Stock, $0.01 Par Value
(Title of Class of Securities)


69348A103
(CUSIP Number)




     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.

     [    ] Rule 13d-1(b)

     [ X ] Rule 13d-1(c)

     [     ] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of this section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

       CUSIP NO. 69348A103


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE, TRUSTEE FOR VARIOUS TRUSTS
     I.D. ####-##-####

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     U.S.


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each1,155,472 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               1,155,472 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     1,155,472

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     7.3%

12      Type of Reporting Person
     IN

CUSIP NO. 69348A103


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     THOMAS G. BIGLEY, TRUSTEE FOR VARIOUS TRUSTS
     I.D. #

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     U.S.


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each268,720 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               268,720 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     268,720

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     1.7%

12      Type of Reporting Person
     IN

CUSIP NO. 69348A103


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     HENRY L. HILLMAN
     I.D. ####-##-####

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     U.S.


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each1,155,472 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               1,155,472 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     1,155,472

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     7.3%

12      Type of Reporting Person
     IN

CUSIP NO. 69348A103


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     ELSIE HILLIARD HILLMAN, as a Trustee
     I.D. ####-##-####

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     U.S.


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each1,155,472 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               1,155,472 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     1,155,472

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     7.3%

12      Type of Reporting Person
     IN

CUSIP NO. 69348A103


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 8/26/68 FOR JULIET LEA HILLMAN
     I.D.# 25-6094898

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          67,180
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               67,180

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     67,180

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     .43%

12      Type of Reporting Person
     OO

CUSIP NO. 69348A103


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 8/28/68 FOR AUDREY HILLIARD HILLMAN
     I.D.# 25-6094896

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          67,180
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               67,180

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     67,180

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     .43%

12      Type of Reporting Person
     OO

CUSIP NO. 69348A103


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 8/28/68 FOR HENRY LEA HILLMAN, JR.
     I.D.# 25-6094897

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          67,180
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               67,180

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     67,180

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     .43%

12      Type of Reporting Person
     OO

CUSIP NO. 69348A103


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 8/28/68 FOR WILLIAM TALBOTT HILLMAN
     I.D.# 25-6094899

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          67,180
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               67,180

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     67,180

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     .43%

12      Type of Reporting Person
     OO

CUSIP NO. 69348A103


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN AND
     C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN
     TRUST U/A DATED NOVEMBER 18, 1985     I.D.# 18-2145466

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          201,535
Beneficially
Owned by6Shared Voting Power
Each685,217 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With               201,535

          8Shared Dispositive Power
               685,217 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     886,752

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     5.6%

12      Type of Reporting Person
     OO

CUSIP NO.  69348A103


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     THE HILLMAN COMPANYI.D.# 25-1011286

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares685,217
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With685,217

          8Shared Dispositive Power

9      Aggregate Amount Beneficially Owned by Each Reporting Person
     685,217

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     4.36%

12      Type of Reporting Person
     CO

      CUSIP NO.  69348A103


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     WILMINGTON INVESTMENTS, INC.I.D.# 51-0344688

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Delaware


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each685,217 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               685,217 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     685,217

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     4.36%

12      Type of Reporting Person
     CO

CUSIP NO.  69348A103


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     JULIET CHALLENGER, INC.I.D.# 51-0256786

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship of Place of Organization
     Delaware


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each685,217 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               685,217 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     685,217

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     4.36%

12      Type of Reporting Person
     CO

Item 1(a)Name of Issuer

     PNV, Inc.

Item 1(b)Address of Issuer's Principal Executive Office:

     11711 NW 39th Street
     Coral Springs, Florida 33065

Item 2(a)Name of Person Filing:

     (i) Juliet Challenger, Inc., a wholly-owned subsidiary of Wilmington Investments, Inc.

     (ii) Wilmington Investments, Inc., a wholly-owned subsidiary of The Hillman Company.

     (iii)  The Hillman Company, a corporation controlled by the HLH Trust.

     (iv) Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985 (the "HLH Trust").

     (v) C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated 8/28/68 for Juliet Lea Hillman (the "1968 JLH Trust").

     (vi)  C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T
                dated 8/28/68 for Audrey Hilliard Hillman (the "1968 AHH
Trust").

     (vii) C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated 8/28/68 for Henry Lea Hillman, Jr. (the "1968 HLH
Trust").

     (viii) C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated 8/28/68 for William Talbott Hillman (the "1968 WTH
Trust")

     (ix)  Elsie Hilliard Hillman

     (xi) Henry L. Hillman

     (xii)  Thomas G. Bigley

     (xiii)  C. G. Grefenstette

Item 2(b)Address of the Principal Business Office:

     The Hillman Company, the HLH Trust, the 1968 JLH Trust, the 1968 AHH Trust, the 1968 HLH Trust, and the 1968 WTH Trust 1900 Grant Building
     Pittsburgh, Pennsylvania 15219

     Thomas G. Bigley
     One Oxford Centre, 28th Floor
     Pittsburgh, Pennsylvania 15219

     Elsie Hilliard Hillman, Henry L. Hillman and C. G. Grefenstette 2000 Grant Building
     Pittsburgh, Pennsylvania 15219

Item 2(c)Citizenship:

     Juliet Challenger, Inc.     and Wilmington Investments, Inc. are Delaware
corporations.

     The Hillman Company is a Pennsylvania corporation.

     The HLH Trust, the 1968 JLH Trust, the 1968 AHH Trust, the 1968 HLH Trust, and the 1968 WTH Trust are Pennsylvania trusts.

     C. G. Grefenstette, Henry L. Hillman, Elsie Hilliard Hillman and Thomas G. Bigley are U.S. citizens.

Item 2(d)Title of Class of Securities:

     Common Stock, $.01 Par Value

Item 2(e)CUSIP Number
     69348A103


Item 3Not Applicable

Item 4Ownership:

     (a)Amount Beneficially Owned:

          67,180 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated August 28, 1968 for Juliet Lea Hillman, a Pennsylvania irrevocable trust (together with the three other trusts of even date named below, the "1968 Trusts").  C. G.
Grefenstette
                            shares power to vote or to
          direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1968 Trusts, the HLH Trust and Juliet Challenger, Inc.

67,180 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated August 28, 1968 for Audrey Hilliard Hillman, a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1968 Trusts, the HLH Trust and Juliet Challenger, Inc.

67,180 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated August 28, 1968 for Henry Lea Hillman, Jr., a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct
          the vote and shares power to dispose or to direct the disposition of
          the shares of stock owned by the 1968 Trusts, the HLH Trust, and Juliet Challenger, Inc.
          67,180 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated August 28, 1968 for William Talbott Hillman, a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct
          the vote and shares power to dispose or to direct the disposition of
          the shares of stock owned by the 1968 Trust, the HLH Trust and Juliet Challenger, Inc.
          201,535 shares of Common Stock are owned of record and beneficially by Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985, a Pennsylvania revocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the
          disposition of the shares of stock owned by the HLH Trust, the 1968
Trusts,          and  Juliet Challenger, Inc.
          685,217 shares of Common Stock are owned of record and beneficially by Juliet Challenger, Inc. which is a wholly-
owned subsidiary of Wilmington Investments, Inc.
          Wilmington Investments, Inc. is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust.

     (b)Percent of Class

          7.3%

     (c)Number of Shares as to which such person has:

          (i)sole power to vote or direct the vote




          (ii)shared power to vote or to direct the vote


               1,155,472

             (See Item (4)(a))

          (iii)sole power to dispose or to direct the disposition of




          (iv)shared power to dispose or to direct the disposition of


              1,155,472

            (See Item (4)(a))

Item 5Ownership of Five Percent or Less of a Class:

     Not Applicable

Item 6Ownership of More than Five Percent on Behalf of Another Person:

     Not Applicable

Item 7Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

     Not Applicable
Item 8Identification and Classification of Members of the Group:

     Not Applicable

Item 9Notice of Dissolution of Group:

     Not Applicable

Item 10Certification:

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the
     control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




(Intentionally Left Blank)
      SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                    JULIET CHALLENGER, INC.

                              /s/ Andrew H. McQuarrie
                    By _________________________________________
                         Andrew H. McQuarrie, Vice President


                    WILMINGTON INVESTMENTS, INC.

                              /s/ Andrew H. McQuarrie
                    By _________________________________________
                         Andrew H. McQuarrie, Vice President

                         THE HILLMAN COMPANY

                              /s/ Lawrence M. Wagner
                    By _________________________________________
                         Lawrence M. Wagner, President

                    HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN
& C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN TRUST U/A DATED NOVEMBER 18, 1985

                              /s/ C. G. Grefenstette
                    _____________________________________________
                         C. G. Grefenstette, Trustee
                               C. G. GREFENSTETTE AND THOMAS G. BIGLEY
                         TRUSTEES UNDER AGREEMENT OF TRUST DATED
                         8/28/68 FOR JULIET LEA HILLMAN, AUDREY
                         HILLIARD HILLMAN, HENRY LEA HILLMAN, JR.
                         AND WILLIAM TALBOTT HILLMAN

                              /s/ C. G. Grefenstette
                    ____________________________________________
                    C. G. Grefenstette, Trustee

                              /s/ Thomas G. Bigley
                    ____________________________________________
                    Thomas G. Bigley, Trustee

                              /s/ Henry L. Hillman
                    ____________________________________________
                    Henry L. Hillman

                              /s/ Elsie Hilliard Hillman
                         ____________________________________________
                    Elsie Hilliard Hillman, Trustee



    February 14, 2000
     Date